[LETTERHEAD OF K2 INC.]	EXHIBIT 99.1
[K2 LOGO]	NEWS RELEASE

Contacts:	Dudley W. Mendenhall K2 Inc. Sr. Vice President – Finance 760.494.1000

Chad A. Jacobs/ James Palczynski – Investor Relations John Flanagan/Mike Fox – Media Relations Integrated Corporate Relations Investor Relations 203.222.9013

K2 ANNOUNCES COMPLETION OF ITS MERGER WITH AND CHANGING THE NAME OF FOTOBALL USA TO K2 LICENSING & PROMOTIONS AND THE APPOINTMENT OF SCOTT DICKEY AS DIVISION PRESIDENT

Carlsbad, California – January 23, 2004 – K2 Inc. (NYSE: KTO) announced today that it has completed the merger of Fotoball USA, Inc. (NASDAQ: FUSA) with a wholly-owned subsidiary of K2. Also, in connection with the merger, K2 announced that it changed the name of Fotoball USA to K2 Licensing & Promotions. The Company also announced that Scott Dickey, president and chief operating officer of Fotoball USA, has been appointed president of K2 Licensing & Promotions, and in that capacity will have overall management responsibility for the division’s operations. Dickey joined Fotoball USA as president in April of 2001, and has been integrally involved in all aspects of its business.

Richard J. Heckmann, chairman and chief executive officer of K2 stated, “The name change to K2 Licensing & Promotions is a reflection of the broader role that Fotoball will provide throughout the K2 organization. Scott Dickey and his team will become actively involved in the formulation of licensing and promotional strategies in support of all of our major product lines. Also, we want to thank Michael Favish, the founder of Fotoball, for his hard work and dedication in creating the premier licensing and promotional platform on which K2 will expand its business.”

Michael Favish, former chairman and chief executive officer of Fotoball USA added, “Fotoball has been in business for 15 years and, with the dedication and loyalty of our employees, Fotoball has made itself into a premier sports and entertainment marketer and manufacturer. The merger with K2 provides liquidity for our shareholders and exciting new opportunities for our employees, suppliers and customers. I believe that the combination of Fotoball’s expertise with the resources and product brands offered by K2 will provide a springboard for future success and a broader product market.”

Additional Information

In the merger, each outstanding share of Fotoball USA common stock, other than shares owned by K2 as a result of its exchange offer and shares for which appraisal is sought under applicable Delaware law, was converted into the right to receive 0.2757 of a share of K2 common stock. The merger allowed K2 to acquire the remaining shares of Fotoball USA common stock that were not tendered into K2’s exchange offer. The merger consideration is the same as paid per share of Fotoball USA common stock in the exchange offer.

K2 Inc. 2-2-2

Within the next few days, Computershare Trust Company, Inc., the exchange agent for the merger, will mail to former Fotoball USA stockholders that did not tender in the exchange offer materials to be used for exchanging their Fotoball USA stock certificates for the merger consideration. Former Fotoball USA stockholders are urged to read these materials in full, as they will contain important information regarding their rights and the merger.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, K2, Ride, Olin, Morrow, Tubbs and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, snowshoeing, paintball, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, and Adio and Hawk skateboard shoes. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

About Fotoball USA

Fotoball is a premier sports and entertainment marketer and manufacturer. Fotoball’s products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, the promotional group developing custom programs for Fortune 500 companies. Fotoball currently holds licenses with Major League Baseball, the National Football League, the National Basketball Association, the National Hockey League, more than 100 NCAA colleges, Warner Bros. “Scooby Doo”, Marvel’s “Spider-Man”, “Incredible Hulk” and “X-Men”, MGA Entertainment’s “Bratz “ and Nickelodeon’s “Blue’s Clues.”

Safe Harbor Statement
This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.